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Press Release

FOR MORE INFORMATION, CONTACT:
Theodore Stalick, SVP/CFO
(323) 937-1060
www.mercuryinsurance.com
For Release: April 9, 2020

Mercury Insurance Announces Giveback Program
Company Plans to Return more than $65 Million to Customers

LOS ANGELES, Calif. (April 9, 2020) - Recognizing that the COVID-19 crisis has altered driving patterns, resulting in fewer accidents and claims, Mercury Insurance today announced the company would be giving back 15% of monthly auto insurance premiums to customers in April and May. Subject to regulatory approval, the company will automatically credit customers’ accounts, providing much needed relief during this time. The Mercury Giveback Program applies to personal auto policyholders in the 11 states in which they operate.
"We want our customers to know we’ve got their back,” said Mercury Insurance President and CEO, Gabriel Tirador. “For nearly 60 years, Mercury has provided best-in-class protection at an affordable price. And during these uncertain times we’re going even further by giving back more than $65 million to our customers.”
The Mercury Giveback Program is the latest step taken by Mercury to provide relief for policyholders who are impacted financially by the COVID-19 pandemic. To learn more about the company’s response to COVID-19, please visit www.mercuryinsurance.com.

ABOUT MERCURY INSURANCE
Mercury Insurance (MCY) is a multiple-line insurance organization predominantly offering personal automobile, homeowners and commercial insurance through a network of independent agents in Arizona, California, Florida, Georgia, Illinois, Nevada, New Jersey, New York, Oklahoma, Texas and Virginia. Since 1962, Mercury has specialized in offering quality insurance at affordable prices. For more information visit www.mercuryinsurance.com or Facebook.com/MercuryInsurance and follow the company on Twitter.